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Company Contact:

Jeff Unger, Investor Relations
(561) 514-0115

Andrew Bard, Weber Shandwick Worldwide
(212) 445-8368


                    Casual Male Retail Group Reports
          Second Quarter Total Comparable Sales Increase of 10.6%


CANTON, MA, August 3, 2006 -- Casual Male Retail Group, Inc.
(NASDAQ/NMS: "CMRG"), retail brand operator of Casual Male XL and Rochester Big & Tall, today reported its sales results for the second quarter and six months of fiscal 2006.

Total sales for the 13 week period ended July 29, 2006 increased 11.2% to $111.9 million from $100.6 million for the prior year's comparable 13 week period ended July 30, 2005. Comparable sales for the second quarter of fiscal 2006 increased 10.6% when compared with the second quarter of fiscal 2005.

For the six months ended July 29, 2006, total sales increased 8.5% to $214.7 million from $197.9 million for the six months ended July 30, 2005. Comparable sales for the six months of fiscal 2006 increased 8.1% when compared with the six months of the prior year.

"This is our 11th consecutive quarter of comparable sales increases and this quarter's sales performance is at the highest level since we acquired Casual Male in 2002," said David Levin, President and CEO of Casual Male Retail Group, Inc. "The keys to our success this quarter were the strong sell-throughs of our spring merchandise and our continued improvement in size management. Furthermore, our additional investment in the direct-to-consumer business generated strong growth in both our catalog and internet channels. In addition, the transformation to Casual Male XL is generating new customers who are younger and/or smaller than our current shopper. In the next two weeks we will have a new floor set focusing on a transition to fall, which is one month earlier than last year. Based upon our strong sales results, we expect to exceed our internal plan and earn $0.08 to $0.09 per diluted share for the second quarter of fiscal 2006 compared to $0.04 per diluted share last year."

The Company expects to release its second quarter fiscal 2006 earnings on August 17, 2006 and will hold a conference call and web cast at 11:00 AM ET at http://www.casualmale.com/investor.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company's responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

Casual Male Retail Group, Inc., the largest retailer of big and tall men's apparel with retail operations throughout the United States, Canada and London, England, operates 484 Casual Male XL stores, the Casual Male e-commerce site, Casual Male catalog business, 12 Casual Male at Sears-Canada stores, 24 Rochester Big & Tall stores and a direct-to-consumer business. The Company is headquartered in Canton, Massachusetts, and its common stock is listed on the NASDAQ National Market under the symbol "CMRG."

The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company's strategic direction and the effect of such plans on the Company's financial results. The Company's actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its prior filings with the Securities and Exchange Commission that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company.

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